THE ADVISORS’ INNER CIRCLE FUND

Authorization for Attorneys-in-Fact to Sign the Registration Statements on Behalf of the President

(Chief Executive Officer) and the Treasurer (Chief Financial Officer)

VOTED:	That the President (Chief Executive Officer) and the Treasurer (Chief Financial Officer) of The Advisors’ Inner Circle Fund (the “Trust”) are granted the authority to execute a power of attorney in favor of other appropriate persons, as determined by such officers, for the purpose of signing any or all of the Trust’s registration statements under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and any or all amendments thereto.